Exhibit 99.1

Garmin Reports Third Quarter 2015 Results and Affirms Updated Guidance

Schaffhausen, Switzerland / October 28, 2015/ Business Wire

Garmin Ltd. (Nasdaq: GRMN – News) today announced results for the quarter ended September 26, 2015.

Summary items for the quarter and recent product announcements include:

•	Total revenue of $680 million in the third quarter of 2015 with fitness, outdoor, aviation and marine delivering 61% of total revenue

•	The relative strength of the US Dollar compared to other major currencies negatively impacted revenue by approximately $52 million, or 7%, in the third quarter of 2015

•	Gross and operating margins were 53% and 18.5%, respectively; gross margin was impacted by geographic revenue mix shifting toward countries with weaker currencies relative to the U.S. Dollar and lower average selling prices; operating margin was further impacted by strategic investments in R&D and advertising

•	Shipped approximately 3.9 million units in the quarter, a 4% increase over the year ago quarter

•	Pro forma EPS(1) of $0.51 for third quarter 2015

•	Announced new products available for the fourth quarter including fitness and wellness devices incorporating Garmin Elevate™ wrist-based heart rate technology and the babyCam™ serving a new product category

(in thousands,	13-Weeks Ended			39-Weeks Ended
except per share data)	Sept 26,	Sept 27,	Yr over Yr	Sept 26,	Sept 27,	Yr over Yr
	2015	2014	Change	2015	2014	Change
Net sales	$679,690	$706,283	-4%	$2,038,913	$2,067,352	-1%
Auto	264,643	307,558	-14%	779,646	900,545	-13%
Fitness	143,216	116,171	23%	432,859	367,137	18%
Outdoor	115,284	121,079	-5%	301,523	311,123	-3%
Aviation	94,232	99,347	-5%	294,560	292,636	1%
Marine	62,315	62,128	0%	230,325	195,911	18%

Gross profit %	53.3%	56.4%		55.2%	56.8%

Operating profit %	18.5%	24.8%		19.8%	24.9%

GAAP diluted EPS	$0.63	$(0.76)	NM	$1.69	$0.79	NM
Pro forma diluted EPS (1)	$0.51	$0.76	-33%	$1.75	$2.33	-25%

(1) See attached table for reconciliation of non-GAAP measures including pro forma diluted EPS

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“The global economic environment and intensified competitive landscape have challenged our ability to repeat the strong financial performance of 2014,” said Cliff Pemble, president and chief executive officer (CEO) of Garmin Ltd.  “However, we have a solid plan to improve our results over the long term. Our plan includes compelling new products, some of which have already launched in the fourth quarter with many more to come in 2016. We look forward to once again meeting the expectations of our investors and ourselves while creating long-term sustainable value.”

Fitness:

The fitness segment posted revenue growth of 23% in the quarter. The sequential acceleration in growth reflects the strength of wellness, multisport, and cycling product offerings. Gross margin fell to 54% in the quarter, while operating margin declined to 19%. The gross margin decline was driven by both the unfavorable currency movements and a competitive pricing environment for certain product categories. The operating margin decline further reflects ongoing investment in advertising to support our long-term goals in the segment. We continue to view these investments as appropriate given the sizeable opportunity that exists in the global fitness and wellness markets. We recently introduced a new line-up of Forerunner® products including the 230, 235 and 630. The Forerunner 235 is Garmin’s first product to incorporate Garmin Elevate wrist-based heart rate monitoring technology. The Forerunner 630 builds off our prior advanced running watches with the addition of new running metrics and physiological measurements. Each of the new devices are compatible with Connect IQ™, our smartwatch platform. Also new for the fourth quarter is the vívosmart® HR, offering wrist-based heart rate via Garmin Elevate, along with an always-on display, smart notifications and activity intensity levels. To support these products and many others, we recently launched an update to Garmin Connect Mobile. The update offers a new modern and colorful interface, the ability to customize based on individual needs and improved social capabilities.

Outdoor:

The outdoor segment posted a 5% revenue decline in the quarter, due to geographic exposure to weak currencies. Gross and operating margins within the segment were largely consistent with the prior quarter at 59% and 33%, respectively. On a year-over-year basis, unfavorable currency movements, along with pricing and category mix created downward pressure on gross margin. In addition, we continue to invest in research and development to expand our product portfolio and explore new market opportunities which impacts operating margin. While some outdoor categories have slowed, we continue to see opportunities for growth in existing and adjacent categories in 2016 through innovation and exploration.

Aviation:

The aviation segment posted a revenue decline of 5% in the third quarter of 2015 as the general aviation market has slowed throughout the year. The gross margin in aviation remains strong at 74%, while operating margin declined year-over-year to 25% due to growth in research and development to support future revenue opportunities. As reported last quarter, overall general aviation industry trends are difficult due to volatile global markets. In the first half of the year, we were able to report revenue growth as industry trends were offset by market share gains. These share gains give us confidence that our growing R&D investment will generate revenue growth opportunities when the industry stabilizes or begins to grow again.

Marine:

The marine segment posted flat revenue in the quarter as the boating season came to a close and we compared against our third quarter 2014 acquisition of Fusion Electronics. Gross margin improved year-over-year to 55% in the quarter as mix shifted toward new products with higher margin profiles partially offset by unfavorable currency movements. Operating margin was 9% in the quarter, consistent with the prior year. Garmin was recently honored as the Manufacturer of the Year by NMEA (National Marine Electronics Associations). In addition to this important honor from NMEA, Garmin also won four product-specific awards in the autopilot, MFD (multi-function display) and smartphone applications categories. These awards speak to the strength and breadth of our innovative marine product line.

Auto:

The auto segment posted a revenue decline of 14% in the third quarter as PND sales continued to decline and the contribution of amortization of previously deferred revenue fell as expected. Gross and operating margins in the quarter were 43% and 12%, respectively, declining from the prior year. The gross margin decline resulted primarily from unfavorable currency movements. We recently introduced babyCam, an in-vehicle video monitor that transmits video wirelessly from the back seat of a vehicle to a compatible Garmin PND. The babyCam features night vision technology so parents can view children at night or in low-light situations.

Additional Financial Information:

Total operating expenses in the quarter were $237 million, a 6% increase from the prior year. Research and development investment increased 7% with continued emphasis on aviation and active lifestyle products in fitness and outdoor. Advertising increased 11% driven primarily by media, point-of-sale presence, and cooperative spending with key retailers to support wearables growth. Selling, general and administrative expense increased by 4% driven primarily by information technology and product support costs.

The effective tax rate in the third quarter of 2015 was 27.7% compared to a pro forma effective tax rate of 21.0% in the prior year when excluding the impact of the $308 million income tax expense associated with our inter-company restructuring and a $24 million income tax benefit associated with net releases of reserves primarily associated with specific uncertain tax positions. The year-over-year rate increase negatively impacted earnings per share by $0.05. The increase in the effective tax rate resulted from the reduced income projection for 2015, which negatively impacts our geographic income mix.

We continued to return cash to shareholders with our quarterly dividend of approximately $97 million and our share repurchase activity which totaled $51 million in the third quarter. We have $192 million remaining in the share repurchase program authorized through December 31, 2016, and expect to repurchase as conditions warrant. We ended the quarter with cash and marketable securities of over $2.4 billion.

2015 Guidance:

As pre-announced, Garmin expects revenue of approximately $2.8 billion, down from the previous guidance of $2.9 billion. We expect full year fitness growth to be approximately 15% in consideration of the year-to-date results, the dynamics of the market, and in recognition that the strong growth of fourth quarter 2014 will be more challenging to repeat this year. We expect aviation revenue to be flat for the year due to recent weakness in the general aviation industry. Outdoor revenue is now expected to be weaker than previously forecast at a decline of approximately 4%. Auto and marine revenue assumptions remain in place. Total company gross margin is expected to be approximately 53.5%. In light of the revised revenue and margin outlook, Garmin expects an operating margin of approximately 18.5%. Our full year tax rate is expected to increase to 21.5% due to an unfavorable mix of profits by taxing jurisdiction.  The result of these changes is expected pro forma EPS of approximately $2.25.

2015 Updated Guidance
Revenue	~$2.8 B
Gross Margin	~53.5%
Operating Margin	~18.5%
Tax Rate	~21.5%
EPS (Pro Forma)	~$2.25

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, October 28, 2015 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at 855-757-3897

An archive of the live webcast will be available until December 30, 2015 on the Garmin website at www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “would”, “may”, “expects”, “estimates”, “plans”, “intends”, “projects”, and other words or phrases with similar meanings. Any statements regarding the Company’s GAAP and pro forma estimated earnings, EPS and revenue for fiscal 2015, the Company’s expected segment revenue growth rates, margins, currency movements, expenses, pricing, new products to be introduced in 2015 and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 27, 2014 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2014 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Garmin, Forerunner and vívosmart, are registered trademarks and Elevate, babyCam, and Connect IQ are trademarks of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Investor Relations Contact:	Media Relations Contact:
Kerri Thurston	Ted Gartner
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share information)

	13-Weeks Ended		39-Weeks Ended
	Sept 26,	Sept 27,	Sept 26,	Sept 27,
	2015	2014	2015	2014
Net sales	$679,690	$706,283	$2,038,913	$2,067,352

Cost of goods sold	317,500	308,037	913,352	893,788

Gross profit	362,190	398,246	1,125,561	1,173,564

Advertising expense	36,887	33,112	110,352	92,457
Selling, general and administrative expense	94,057	90,632	290,359	272,914
Research and development expense	105,789	98,998	321,031	293,567
Total operating expense	236,733	222,742	721,742	658,938

Operating income	125,457	175,504	403,819	514,626

Other income (expense):
Interest income	6,851	9,344	22,295	28,781
Foreign currency gains (losses)	30,573	(12,703)	(14,177)	(20,266)
Other income	2,010	517	2,707	707
Total other income (expense)	39,434	(2,842)	10,825	9,222

Income before income taxes	164,891	172,662	414,644	523,848

Income tax provision	45,592	319,496	90,800	369,882

Net income (loss)	$119,299	$(146,834)	$323,844	$153,966

Net income (loss) per share:
Basic	$0.63	$(0.76)	$1.69	$0.79
Diluted	$0.63	$(0.76)	$1.69	$0.79

Weighted average common shares outstanding:
Basic	190,342	192,239	191,068	193,700
Diluted	190,822	192,239	191,523	194,763

Garmin Ltd. And Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share information)

	(Unaudited)
	Sept 26,	December 27,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$914,907	$1,196,268
Marketable securities	211,834	167,989
Accounts receivable, net	431,942	570,191
Inventories, net	503,183	420,475
Deferred income taxes	49,857	56,102
Deferred costs	47,526	51,336
Prepaid expenses and other current assets	72,704	48,615
Total current assets	2,231,953	2,510,976

Property and equipment, net	439,094	430,887

Marketable securities	1,290,147	1,407,344
Restricted cash	259	308
Noncurrent deferred income tax	67,126	67,712
Noncurrent deferred costs	32,709	36,140
Intangible assets, net	220,848	218,083
Other assets	106,336	21,853
Total assets	$4,388,472	$4,693,303

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$158,663	$149,094
Salaries and benefits payable	70,622	62,764
Accrued warranty costs	24,649	27,609
Accrued sales program costs	46,005	58,934
Deferred revenue	169,225	203,598
Accrued royalty costs	10,832	51,889
Accrued advertising expense	20,434	26,334
Other accrued expenses	70,741	67,780
Deferred income taxes	13,299	17,673
Income taxes payable	18,221	182,260
Dividend payable	291,965	185,326
Total current liabilities	894,656	1,033,261

Deferred income taxes	43,170	39,497
Non-current income taxes	96,311	80,611
Non-current deferred revenue	118,090	135,130
Other liabilities	1,560	1,437

Stockholders' equity:
Shares, CHF 10 par value, 208,077 shares authorized and issued; 190,342 shares outstanding at September 26, 2015 and 191,815 shares outstanding at December 27, 2014	1,797,435	1,797,435
Additional paid-in capital	89,879	73,521
Treasury stock	(425,380)	(330,132)
Retained earnings	1,795,900	1,859,972
Accumulated other comprehensive income	(23,149)	2,571
Total stockholders' equity	3,234,685	3,403,367
Total liabilities and stockholders' equity	$4,388,472	$4,693,303

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	39-Weeks Ended
	Sept 26,	Sept 27,
	2015	2014
Operating Activities:
Net income	$323,844	$153,966
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	37,936	35,860
Amortization	20,447	19,705
(Gain) loss on sale of property and equipment	(190)	(742)
Provision for doubtful accounts	(1,781)	778
Deferred income taxes	5,796	55,235
Unrealized foreign currency loss	30,473	22,610
Provision for obsolete and slow moving inventories	9,925	21,051
Stock compensation expense	19,596	18,988
Realized (gain) loss on marketable securities	(76)	685
Changes in operating assets and liabilities:
Accounts receivable	123,875	74,323
Inventories	(111,008)	(107,273)
Other current and non-current assets	(110,695)	1,528
Accounts payable	16,864	(3,209)
Other current and non-current liabilities	(44,636)	(1,997)
Deferred revenue	(49,790)	(80,712)
Deferred cost	7,080	11,136
Income taxes payable	(155,529)	155,762
Net cash provided by operating activities	122,131	377,694

Investing activities:
Purchases of property and equipment	(53,297)	(54,829)
Proceeds from sale of property and equipment	670	748
Purchase of intangible assets	(2,817)	(9,422)
Purchase of marketable securities	(649,881)	(746,305)
Redemption of marketable securities	720,717	807,778
Proceeds from repayment on loan receivable	-	137,379
Change in restricted cash	48	(44)
Acquisitions, net of cash acquired	(12,632)	(18,871)
Net cash provided by investing activities	2,808	116,434

Financing activities:
Dividends paid	(281,247)	(268,023)
Purchase of treasury stock under share repurchase plan	(108,057)	(241,460)
Purchase of treasury stock related to equity awards	(241)	(11,274)
Proceeds from issuance of treasury stock related to equity awards	8,554	12,761
Tax benefit from issuance of equity awards	1,257	4,422
Net cash used in financing activities	(379,734)	(503,574)

Effect of exchange rate changes on cash and cash equivalents	(26,566)	(15,145)

Net decrease in cash and cash equivalents	(281,361)	(24,591)
Cash and cash equivalents at beginning of period	1,196,268	1,179,149
Cash and cash equivalents at end of period	$914,907	$1,154,558

Garmin Ltd. And Subsidiaries

Net Sales, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
	Outdoor	Fitness	Marine	Auto	Aviation	Total

13-Weeks Ended September 26, 2015

Net sales	$115,284	$143,216	$62,315	$264,643	$94,232	$679,690
Gross profit	$68,175	$77,261	$34,115	$112,598	$70,041	$362,190
Operating income	$37,761	$26,577	$5,737	$31,660	$23,722	$125,457

13-Weeks Ended September 27, 2014

Net sales	$121,079	$116,171	$62,128	$307,558	$99,347	$706,283
Gross profit	$79,227	$74,056	$31,510	$140,995	$72,458	$398,246
Operating income	$51,382	$36,670	$5,452	$53,042	$28,958	$175,504

39-Weeks Ended September 26, 2015

Net sales	$301,523	$432,859	$230,325	$779,646	$294,560	$2,038,913
Gross profit	$185,341	$248,795	$128,204	$347,407	$215,814	$1,125,561
Operating income	$99,012	$94,286	$34,204	$99,010	$77,307	$403,819

39-Weeks Ended September 27, 2014

Net sales	$311,123	$367,137	$195,911	$900,545	$292,636	$2,067,352
Gross profit	$194,805	$236,204	$105,097	$422,379	$215,079	$1,173,564
Operating income	$110,345	$133,054	$26,919	$158,248	$86,060	$514,626

Garmin Ltd. And Subsidiaries

Net Sales by Geography (Unaudited)

	13-Weeks Ended			39-Weeks Ended
	Sept 26,	Sept 27,	Yr over Yr	Sept 26,	Sept 27,	Yr over Yr
	2015	2014	Change	2015	2014	Change
Net sales	$679,690	$706,283	-4%	$2,038,913	$2,067,352	-1%
Americas	335,041	374,111	-10%	1,057,359	1,090,267	-3%
EMEA	261,548	260,830	0%	744,352	781,860	-5%
APAC	83,101	71,342	16%	237,202	195,225	22%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific

Non-GAAP Financial Information

Pro Forma net income (earnings) per share

Management believes that net income per share before the impact of foreign currency translation gain or loss and income tax adjustments that materially impact the effective tax rate, as discussed below, is an important measure. The majority of the Company’s consolidated foreign currency gain or loss result from balances involving the Euro, the British Pound Sterling and the Taiwan Dollar and from the exchange rate impact of the significant cash and marketable securities, receivables and payables held in a currency other than the functional currency at one of the Company’s subsidiaries. However, there is minimal cash impact from such foreign currency gain or loss. The Company’s income tax expense is periodically impacted by material net releases of reserves primarily related to completion of audits and/or the expiration of statutes effecting prior periods. Thus, reported income tax expense is not reflective of the income tax expense that is incurred related to the current period earnings. The net release of other uncertain tax position reserves, amounting to approximately $7 million and $11 million for the 39-weeks ended September 26, 2015 and September 27, 2014, respectively, have not been included as pro forma adjustments in the following presentation of pro forma net income as such amounts have been considered immaterial, tend to be more recurring in nature and are comparable between periods. In the third quarter of 2014, the company incurred tax expense of $308 million associated with our inter-company restructuring. As this is a one-time transaction and not reflective of income tax expense incurred related to the current period earnings, it has been excluded from pro forma net income (earnings) per share. Accordingly, earnings per share before the impact of foreign currency translation gain or loss and income tax adjustments that materially impact the effective tax rate permits a consistent comparison of the Company’s operating performance between periods.

Garmin Ltd. And Subsidiaries

Net income per share (Pro Forma)

(in thousands, except per share information)

	13-Weeks Ended		39-weeks Ended
	Sept 26,	Sept 27,	Sept 26,	Sept 27,
	2015	2014	2015	2014

Net Income (Loss) (GAAP)	$119,299	$(146,834)	$323,844	$153,966
Foreign currency (gain) / loss, net of tax effects	$(22,120)	$10,035	$11,073	$16,957
Income tax benefit due to completion of tax audits and/or expiration of statutes	-	$(24,400)	-	$(24,400)
Tax due to inter-company restructuring	-	$307,635	-	$307,635
Net income (Pro Forma)	$97,179	$146,436	$334,917	$454,158

Net income (loss) per share (GAAP):
Basic	$0.63	$(0.76)	$1.69	$0.79
Diluted	$0.63	$(0.76)	$1.69	$0.79

Net income per share (Pro Forma):
Basic	$0.51	$0.76	$1.75	$2.34
Diluted	$0.51	$0.76	$1.75	$2.33

Weighted average common shares outstanding:
Basic	190,342	192,239	191,068	193,700
Diluted (GAAP) (1)	190,822	192,239	191,523	194,763
Diluted (Pro Forma)	190,822	193,341	191,523	194,763

(1) Per US GAAP, dilutive shares are excluded from the calculation of GAAP EPS in a net loss position as the dilutive impact becomes anti-dilutive, reducing the loss per share.

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow plus one-time cash payments associated with our inter-company restructuring less capital expenditures for property and equipment.

Garmin Ltd. And Subsidiaries

Free Cash Flow

(in thousands)

	13-Weeks Ended		39-weeks Ended
	Sept 26,	Sept 27,	Sept 26,	Sept 27,
	2015	2014	2015	2014

Net cash provided by operating activities	$137,834	$142,342	$122,131	$377,694
Less: purchases of property and equipment	$(13,565)	$(18,066)	$(53,297)	$(54,829)
Plus: taxes paid related to inter-company restructuring	-	$78,137	$182,800	$78,137
Free Cash Flow	$124,269	$202,413	$251,634	$401,002